Exhibit 10.18
Archipelago Learning, LLC
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is entered into as of this 28th day of August, 2009 by and between Archipelago Learning, LLC, a Delaware limited liability company (the “Company”), and Julie A. Huston (the “Executive”).
     WHEREAS, the Company desires to engage the services of the Executive and the Executive desires to be employed by the Company;
     WHEREAS, the Company desires to be assured that the unique and expert services of the Executive will be available to the Company, and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth; and
     WHEREAS, the Company desires to be assured that the confidential information and good will of the Company will be preserved for the exclusive benefit of the Company.
     NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
     1 EMPLOYMENT AND RESPONSIBILITIES
     The Company will employ the Executive in the position of Vice President, Sales, beginning on August 1, 2009 (the “Start Date”). The Executive shall report to the Chief Executive Officer. The Executive will have such authority, and will perform all of the duties, normally associated with this position as well as other duties as may be reasonably assigned to her from time to time by the Board of Managers of the Company (the “Board”) or the Chief Executive Officer, in each case consistent with her position as Vice President, Sales.
     2 ATTENTION AND EFFORT
     The Executive will devote all of her business time, ability, attention and best efforts to the performance of her duties hereunder in a manner which will faithfully and diligently further the Company’s business to the exclusion of all other business activities. However, the Executive may devote reasonable periods of time to engaging in charitable or community service activities, so long as none of these activities interfere with her duties under this Agreement. Executive agrees to perform her duties and responsibilities within Company policies, standard work hours and attendance and general work practices.
     3 TERM
     The Executive’s employment hereunder initially shall be for a term commencing on the Start Date and ending on the day preceding the second anniversary of the Start Date, subject to earlier termination in accordance with Section 6 below. The Agreement shall be automatically
D-Employment Agreement (Julie A. Huston)

extended from year to year thereafter unless either party gives not less than sixty (60) days prior written notice to the other that such party elects to have the Agreement terminated effective at the end of the initial or then current renewal term.
     4 COMPENSATION
     During the term of employment under this Agreement, the Company agrees to pay to the Executive, and she agrees to accept in full consideration for all services performed by her, the following compensation:
     4.1 Base Salary: The Company will pay the Executive an annual base salary of one-hundred-fifty-thousand dollars ($155,000), before all customary payroll deductions. This annual base salary will be paid in accordance with the usual payroll practices of the Company. The Board may make such increases in the base salary as the Board may, in its sole discretion, deem appropriate.
     4.2 Bonus: During the Executive’s employment term, the Executive will participate in the Company-wide sales bonus plan in which all sales managers of the Company participate based on the bonus plan’s policies and procedures then in effect. Executive will be eligible to receive in respect of each semi-annual period of the fiscal year of the Company (commencing with the semi-annual periods ending on December 31, 2009 and June 30, 2010) a semi-annual bonus (the “Bonus”) in an amount equal to up to 50% of her earned base salary (prorated for partial periods) based on, among other things, revenue and cost performance targets established by the Board of Managers by reference to the operating plan approved from time to time by the Board of Managers; provided, that if the performance targets in any periods of each fiscal year are exceeded, the maximum bonus the Executive shall be eligible to receive shall equal up to 60% of her base salary for each semi-annual period. The bonus payments, if any, shall be paid by the Company no later than the 30th day of July for the January 1st — June 30th period and the 30th day of January for July 1st — December 31st period to which such semi-annual bonus relates.
     4.3 Incentive Equity: The Executive will have the right to participate in the Company’s incentive equity plan, as determined by the Board of Directors and CEO
     4.4 Withholding: The Company may withhold from any compensation and benefits payable to the Executive all applicable federal, state and local withholding taxes.
     5 BENEFITS
     5.1 Description of Benefits: During the term of employment under this Agreement, the Executive will be entitled to participate in all employee incentive, pension and welfare benefit plans and programs made available generally to other senior executives of the Company, as such plans or programs may be in effect from time to time (including, without limitation, incentive equity, profit sharing, savings and other pension and retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, and any other pension or retirement plans or programs and any other employee incentive compensation plans, employee welfare benefit plans or programs that may be sponsored by the Company from time to time and provided that

Executive meets the eligibility requirements and other terms, conditions and restrictions of the respective plans and programs, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded). Payment for such coverages will be the sole responsibility of the Executive, unless the Company makes such coverages available to similarly situated executives on a shared cost basis. In addition, the Executive will be entitled to 4 weeks of paid vacation per year. The Company will pay for all reasonable expenses actually incurred by the Executive directly in connection with the business affairs of the Company and the performance of her duties hereunder, upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations provided by the Company from time to time.
     6 TERMINATION
     The Executive’s employment under this Agreement may be terminated as follows, but in the event of any such termination, the provisions of Sections 7 and 8 will survive the termination of the Executive’s employment.
     6.1 By the Company: The Company may terminate the employment of the Executive, with or without Cause (as defined in Section 7.5 hereof), at any time during the term hereof by delivery of a Notice of Termination (as defined below) to the Executive.
     6.2 By the Executive: The Executive may terminate her employment at any time, for any reason, by delivery of a Notice of Termination to the Company.
     6.3 Death; Disability: The Executive’s employment will terminate automatically upon the Executive’s death or total disability. The term “total disability” will mean the Executive’s inability to perform the duties set forth in Section 1 hereof for a period of twelve (12) consecutive weeks, or a cumulative period of 90 business days in any 12-month period, as a result of physical or mental illness or loss of legal capacity.
     6.4 Notice: The term “Notice of Termination” means at least thirty (30) days’ prior written notice of termination of the Executive’s employment (the “Advance Notice Period”), during which period the Executive’s employment and performance of services will continue; provided, that (i) the Executive may, upon termination of her employment for Good Reason, make such notice effective immediately, (ii) the Company may, upon termination of his employment with or without Cause, make such notice immediately and (iii) the Company may, upon notice to the Executive and without reducing compensation during any Advance Notice Period, excuse her from any or all of her duties during any Advance Notice Period. The effective date of termination of employment (the “Termination Date”) will be the date on which such Advance Notice Period expires (or the date of notice, if the Company exercises its rights under clause (ii) hereof or if the Executive exercises her rights under clause (i) hereof) or as otherwise provided in Section 3 above.

     7 TERMINATION PAYMENTS
     In the event of termination of the employment of the Executive, all compensation and benefits set forth in this Agreement will terminate as of the Termination Date except as specifically provided in this Section 7:
     7.1 Termination by the Company:
     (a) If the Company terminates the Executive’s employment without Cause (other than as result of death or total disability), and such termination constitutes a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), she will not be entitled to receive any of the payments or benefits provided for herein except the Company shall (i) pay her base salary through the Termination Date, (ii) pay her a Bonus or a pro-rated Bonus for the calendar year in which the Termination Date fell, based on the number of days of such calendar year that the Executive was employed by the Company (the “Pro-Rated Bonus”), as applicable, (iii) pay her an amount equal to her base salary during the Severance Period (as defined in Section 7.7 below) payable in equal installments, in accordance with the Company’s normal payroll practices, beginning with the first payroll date following the 45th day after the Termination Date, (iv) provide the Executive with all benefits that are accrued but unpaid as of the Termination Date, and (v) provide the Executive with all benefits expressly available upon termination of employment in accordance with the plans and programs of the Company applicable to the Executive on the Termination Date (but without duplication of any benefits or payments otherwise provided for hereunder). Notwithstanding anything herein to the contrary, for the avoidance of doubt, when calculating the Pro Rated Bonus under this Section 7.1 or any other Section of this Agreement such calculation shall be determined based on the actual performance achieved by the Company during the applicable fiscal period, and shall be paid by the Company when other bonus payments are made to similarly situated employees.
      (b) If the Company terminates the Executive’s employment for Cause, and such termination constitutes a “separation from service” under Section 409A, she will not be entitled to receive any of the payments or benefits provided for herein except the Company shall (i) pay her base salary through the Termination Date, (ii) provide the Executive with all benefits that are accrued but unpaid as of the Termination Date, and (iii) provide the Executive with all benefits expressly available upon termination of employment in accordance with the plans and programs of the Company applicable to the Executive on the Termination Date (but without duplication of any benefits or payments otherwise provided for hereunder).
     7.2 Termination by the Executive:
     (a) If the Executive terminates her employment with the Company with Good Reason (as hereinafter defined), and such termination constitutes a “separation from service” under Section 409A, she will not be entitled to receive any of the payments or benefits provided for herein except the Company shall (i) pay her base salary through the Termination Date, (ii) pay her a Pro-Rated Bonus, (iii) pay her an amount equal to her base salary during the Severance Period payable in equal installments, in accordance with the Company’s normal payroll practices, beginning with the first payroll date following the 45th day after the Termination Date, (iv) provide the Executive with all benefits that are accrued but unpaid as of the Termination

Date, and (v) provide the Executive with all benefits expressly available upon termination of employment in accordance with the plans and programs of the Company applicable to the Executive on the Termination Date (but without duplication of any benefits or payments otherwise provided for hereunder).
     (b) If the Executive terminates her employment with the Company without Good Reason, and such termination constitutes a “separation from service” under Section 409A, she will not be entitled to any payments or benefits provided for herein except the Company shall (i) pay her base salary through the Termination Date, (ii) provide the Executive with all benefits that are accrued but unpaid as of the Termination Date, and (iii) provide the Executive with all benefits expressly available upon termination of employment in accordance with the plans and programs of the Company applicable to the Executive on the Termination Date (but without duplication of any benefits or payments otherwise provided for hereunder).
     7.3 Expiration of Term, Death or Disability:
     (a) If the Executive’s employment is terminated pursuant to Section 3 hereof as a result of the expiration of the term of this Agreement, and such termination constitutes a “separation from service” under Section 409A, she will not be entitled to any payments or benefits provided for herein except the Company shall (i) pay her base salary through the Termination Date, (ii) provide the Executive with all benefits that are accrued but unpaid as of the Termination Date, and (iii) provide the Executive with all benefits expressly available upon termination of employment in accordance with the plans and programs of the Company applicable to the Executive on the Termination Date (but without duplication of any benefits or payments otherwise provided for hereunder).
     (b) If the Executive’s employment is terminated pursuant to Section 6.3 hereof as a result of her death or total disability, and such termination constitutes a “separation from service” under Section 409A, she will not be entitled to any payments or benefits, except the Company shall (i) pay her base salary through the Termination Date, (ii) provide the Executive with all benefits that are accrued but unpaid as of the Termination Date, and (iii) provide the Executive with all benefits expressly available upon termination of employment in accordance with the plans and programs of the Company applicable to the Executive on the Termination Date (but without duplication of any benefits or payments otherwise provided for hereunder).
     7.4 Payment Schedule: All payments of base salary under this Section 7 (excluding wages for services performed prior to the Termination Date) shall be paid in accordance with the Company’s normal payroll practices, beginning with the first payroll date following the 45th day after the Termination Date. Payment of wages for services performed prior to the Termination Date shall be paid in accordance with the Company’s normal payroll practices without regard to the 45 day delay. Any bonus amounts due under this Section 7 shall be paid promptly following the Company’s receipt of its audited financial statements for the year during which the Termination Date occurs, but in no event later than the 15th day of the third calendar month of the fiscal year following the fiscal year in which the Termination Date occurred, and in no event earlier than the 45th day following the Termination Date. Each payment made in accordance with this Section 7 shall be treated as a separate payment for purposes of Section 409A, to the extent Section 409A applies to such payments.
     7.5 Cause: Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” shall mean (i) the Executive repeatedly refuses or fails to perform any of her duties and responsibilities as determined from time to time by the Board or the Chief Executive Officer, including, without limitation (a) the Executive’s persistent neglect of duty or chronic unapproved absenteeism (other than for a temporary or permanent disability) which remains uncured to the reasonable satisfaction of the Board or the Chief Executive Officer following thirty (30) days’ written notice from the Company of such alleged fault and (b) the Executive’s refusal to comply with any lawful directive or policy of the Board which refusal is not cured by the Executive within thirty (30) days of such written notice from the Company; provided, that the Company shall not be required to give the Executive more than two cure periods with respect to this clause (i), (ii) the Executive acts (including a failure to act) in a manner which constitutes gross and willful misconduct or gross negligence in the performance of her duties, (iii) the Executive commits a material act of fraud, personal dishonesty or misappropriation relating to the Company or Holdings, (iv) the Executive commits a material act of dishonesty, embezzlement, unauthorized use or disclosure of Confidential Information or other intellectual property or trade secrets, common law fraud or other fraud with respect thereto, (v) a breach by the Executive of a material provision of this Agreement or any other written agreement with the Company, (vi) the Executive’s indictment for or conviction (or the entry of a plea of a nolo contendere or equivalent plea) in a court of competent jurisdiction of a felony or any misdemeanor involving material dishonesty or moral turpitude, or (vii) the Executive’s habitual or repeated misuse of, or habitual or repeated performance of the Executive’s duties under the influence of, alcohol or controlled substances.
     7.6 Good Reason: Whenever reference is made in this Agreement to termination being with or without Good Reason, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s express written consent: (i) any breach by the Company of any material provision of this Agreement or any other written agreement with the Executive, (ii) a reduction in pay the Executive’s base salary, or (iii) a material reduction or diminution of the Executive’s duties, responsibilities or authorities, which are caused by an act of the Company. The Company shall have 30 days after receipt of notice from the Executive setting forth the specific conduct that constitutes Good Reason, to cure such conduct that would result in Good Reason. The Executive may not resign her employment for Good Reason unless the Executive has provided the Company with at least 30 days prior written notice of her intent to resign for Good Reason (which notice must be provided within 60 days following (x) the occurrence of the event(s) purported to constitute Good Reason, or (y) if the Executive did not know of the occurrence of any of such events, the date on which the Executive had actual knowledge of the occurrence of any of such events) and has set forth in reasonable detail the specific conduct that constitutes Good Reason and the specific provisions of this Agreement on which the Executive relies.
     7.7 Severance Period: Whenever reference is made in this Agreement to the Severance Period, “Severance Period” shall mean the period commencing on the Termination Date and ending on the sixth-month anniversary of the Termination Date.

     7.8 Payments Contingent on Release: The Company’s obligation to make any payments of base salary or bonus under this Section 7 (other than wages for services performed prior to the Termination Date) shall be contingent upon the Executive executing a general release concerning the Executive’s employment in form and substance reasonably acceptable to the Company and the Executive, within 45 days following the Termination Date. No such contingency shall apply to any obligation to provide benefits under this Section 7.
     8 NONCOMPETITION, NONSOLICITATION, PROTECTION OF CONFIDENTIAL INFORMATION
     8.1 Applicability: This Section 8 will survive the termination of this Agreement and the Executive’s employment with the Company. As used in this Section 8, “Company” shall mean Archipelago Learning Holdings, LLC (“Holdings”), the Company and all of the Company’s current and future parent direct and indirect parent companies and subsidiaries.
     8.2 Restricted Period: As used in this Agreement, the “Restricted Period” means the period commencing on the Start Date and six-months following the Termination Date (the “Trigger Date”).
     8.3 Noncompetition: During the Restricted Period, the Executive will not engage in any business in any manner, directly or indirectly, individually or as a consultant to, or as an employee, officer, director, stockholder, partner or other owner or participant of, any entity that (i) is in competition with any business of the Company or any business in which, to the Executive’s knowledge, the Company had plans to engage or was considering engaging as of the Trigger Date, except the Executive may own up to five percent (5%) of any class of issued and outstanding securities of a competitive corporation whose shares are regularly traded on a national securities exchange or on the over-the-counter market, or (ii) inevitably will result in the disclosure or use of the Company’s Confidential Information, as defined in Section 8.5 below, in either case in any state in the United States where the Company does business as of the Trigger Date or where, to the Executive’s knowledge, the Company had plans to engage or was considering engaging as of the Trigger Date.
     8.4 Nonsolicitation: As used in this Agreement, “Solicitation” means, directly or indirectly, individually or as a consultant to, or as an employee, officer, director, stockholder, partner or other owner or participant of, any entity, (a) the solicitation of, inducement of, or attempt to induce, any employee, agent or consultant (including freelance writers and content providers) of the Company to leave the employ of, or stop providing services to, the Company; (b) the offering or aiding another to offer employment to, or interfering or attempting to interfere with the Company’s relationship with, any employees or consultants (including freelance writers and content providers) of the Company; (c) the solicitation of, or assistance to any entity or person in solicitation of, any customers or suppliers (including freelance writers and content providers) of the Company to discontinue doing business with the Company; or (d) interfering with any relationship between the Company and any of its customers or suppliers (including freelance writers and content providers). During the Restricted Period, the Executive will not engage in or attempt to engage in any Solicitation, provided that Solicitation will not be considered to have occurred by the general advertising for or hiring of any employee by entities with which the Executive is associated, as long as she does not directly or indirectly (i) induce such employee to leave the Company, (ii) contact such employee prior to her departure from the Company regarding employment, or (iii) in the case of hiring such employee, control such entity or have any input in the decision to hire such employee.
     8.5 Protection of the Company’s Confidential Information: As used in this Agreement, “Confidential Information” means all information that relates to the business, technology, manner of operation, suppliers, panelists, customers, finances, employees, plans, proposals or practices of the Company or of any third parties doing business with the Company, and includes, without limitation, the identities of and other information regarding the Company’s suppliers, panelists, customers and prospects, supplier lists, panelist list employee information, business plans and proposals, software programs, marketing plans and proposals, technical plans and proposals, research and development, budgets and projections, nonpublic financial information, and all other information the Company designates as “confidential” or intends to keep as confidential or proprietary. Excluded from the definition of Confidential Information is information that is or becomes generally known to the public, other than through the breach of this Agreement by the Executive. For this purpose, information known or available generally within the trade or industry of the Company shall be deemed to be generally known to the public. The Executive understands and agrees that Confidential Information will be considered the trade secrets of the Company and will be entitled to all protections given by law to trade secrets and that the provisions of this Agreement apply to every form in which Confidential Information exists, including, without limitation, written or printed information, films, tapes, computer disks or data, or any other form of memory device, media or method by which information is stored or maintained. The Executive acknowledges that in the course of employment with the Company, she has received and may receive Confidential Information of the Company. The Executive further acknowledges that Confidential Information is a valuable, unique and special asset belonging to the Company. For these reasons, and except as otherwise directed by the Company, the Executive agrees, during her employment, and at all times after the termination of her employment with the Company, that she will not disclose or disseminate to anyone outside the Company, nor use for any purpose other than as required by her work for the Company, nor assist anyone else in any such disclosure or use of, any Confidential Information. Upon the Company’s request at any time and for any reason, the Executive shall immediately deliver to the Company all materials (including all soft and hard copies) in the Executive’s possession which contain or relate to Confidential Information.
     8.6 Ownership of Intellectual Property: All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, trade secrets or intellectual property rights or any interest therein (collectively, the “Developments”) made by the Executive, either alone or in conjunction with others, at anytime or at any place during the Executive’s employment with the Company, whether or not reduced to writing or practice during such period of employment, which relate to the business in which the Company is engaged or, to the knowledge of the Executive, in which the Company intends to engage, shall be and hereby are the exclusive property of the Company without any farther compensation to the Executive. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Executive are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, and shall be and hereby are the property of the Company.
     The Executive shall promptly disclose any Developments to the Company. If any Development is not the property of the Company by operation of law, other provisions of this Agreement or otherwise, the Executive will, and hereby does, assign to the Company all right, title and interest in such Development, without further consideration, and will assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Development. The Executive shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file and relates to any Development. The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as such Executive’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Executive’s death or incapacity), to act for and in the Executive’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings, or such other similar documents with the same legal force and effect as if executed by the Executive.
     8.7 Equitable Relief: The Executive acknowledges that (a) the provisions of this Section 8 are essential to the Company; (b) that the Company would not enter into this Agreement if it did not include this Section 8; and (c) that damages sustained by the Company as a result of a breach of this Section 8 cannot be adequately remedied by monetary damages. Furthermore, the Executive agrees that the Company, notwithstanding any other provision of this Agreement, and in addition to any other remedy it may have under this Agreement, or at law, will be entitled to injunctive and other equitable relief to prevent or curtail any breach of this Section 8.
     9 FORM OF NOTICE
     All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Executive:	Julie A. Huston 28785 Oak Point Drive Farmington Hills, MI 48331 Telephone: 248-987-4293 Facsimile:
If to the Company:	c/o Archipelago Learning, LLC 3400 Carlisle Street

Dallas, Texas 75204
Attention: Tim McEwen Telephone: (214) 379-0023 Facsimile: (866) 515-9145
with a copy:	Weil, Gotshal & Manges LLP 100 Federal Street 34th Floor Attention: Kevin J. Sullivan, Esq. Telephone: (617) 772-8348 Facsimile: (4617) 772-8333
     If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.
     10 ASSIGNMENT
     This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. Nothing in this Agreement shall be construed to confer any right, benefit or remedy upon any person that is neither a party hereto nor a personal or legal representative, executor, administrator, heir, distributee, devisee, legatee, successor or assign of a party hereto. This Agreement is personal in nature, and none of the parties to this Agreement shall, without the written consent of the others, assign or transfer this Agreement or any one or more of its rights or obligations under this Agreement to any other person or entity, except that the Company may assign its rights and delegate its obligations under this Agreement to any entity that acquires all or substantially all of its business, whether by sale of assets, merger or like transaction. If the Executive should die while any amounts are still payable, or any benefits are still required to be provided, to the Executive hereunder, all such amounts or benefits, unless otherwise provided herein, shall be paid or provided in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such person, to the Executive’s estate.
     11 WAIVERS
     No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies under this Agreement, and no course of dealing or performance with respect thereto, will constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance will not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

     12 AMENDMENTS IN WRITING
     No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure there from by either party, will in any event be effective unless the same is in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and the Executive. Each amendment, modification, waiver, termination or discharge will be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement will be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and the Executive.
     13 APPLICABLE LAW
     This Agreement will in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any rules governing conflicts of laws.
     14 SEVERABILITY
     If any provision of this Agreement is held invalid, illegal or unenforceable under applicable law, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions will remain in full force and effect and will be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall (and will have the power to) reform such provision to the extent necessary for such provision to be enforceable under applicable law.
     15 COUNTERPARTS
     This Agreement, and any amendment or modification entered into pursuant to Section 12 hereof, may be executed in any number of counterparts (including facsimile counterparts), each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, will constitute one and the same instrument.
     16 NO CONFLICTING AGREEMENTS
     The Executive represents and warrants to the Company that the Executive is not a party to or bound by any confidentiality, noncompetition, nonsolicitation, employment, consulting or other agreement or restriction which could conflict with, or be violated by, the performance of the Executive’s duties to the Company or obligations under this Agreement.
     17 KEY PERSON LIFE INSURANCE
     The Executive acknowledges that the Company may wish to purchase insurance on the life of the Executive, the proceeds of which would be payable to the Company, at the Company’s expense. The Executive hereby consents to such insurance and agrees to submit to any medical examination and release of medical records required to obtain such insurance.
     18 ENTIRE AGREEMENT
     This Agreement on and as of the date hereof, constitutes the entire agreement between the Company and the Executive relating to employment of the Executive with the Company, and supersedes and cancels any and all previous or contemporaneous contracts, arrangements or understandings, whether oral or written between the Company and the Executive relating to her employment with or termination from the Company.
The next page is the signature page.

     IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

EXECUTIVE:
/s/ Julie A. Huston
Julie A. Huston

ARCHIPELAGO LEARNING, LLC
By:	/s/ Tim McEwen
	Name:	Tim McEwen
	Title:	CEO